Exhibit 10.1

WAIVER AND CONSENT

This Waiver and Consent is made as of the 15th day of December, 2010 by and among Aruze USA, Inc. (“Aruze”), Stephen A. Wynn (“SW”) and Elaine P. Wynn (“EW”).

RECITALS

A.
Aruze, SW and EW are parties to that certain Amended and Restated Stockholders’ Agreement dated as of January 6, 2010, modified by a Release dated April 14, 2010 and a Waiver and Consent dated November 26, 2010 (together, the “Agreement”).

B.	The Agreement provides that each party is required to obtain prior written consent of the others to Transfer any shares of Wynn Resorts, Limited (“WRL”) subject to the Agreement.

C.
Prior to the date hereof, SAW and EW collectively have obtained a release of 4,445,805 shares of common stock of WRL from the terms of the Agreement and Aruze has obtained the release of 2,000,000 shares from the terms of the Agreement and has obtained the consent of EW and SAW to Transfer an additional 1,445,805 shares.  Additionally, in January 2010, 147,383 shares owned by EW were released pursuant to Section 11 of the Agreement and in April 2010, EW gifted 35,000 shares to Communities in Schools.

D.
Section 11 of the Agreement provides that on each January 6 for a remaining 9 events, EW is entitled to a release of $10 million worth of shares from the terms of the Agreement and EW has requested, and SAW and Aruze have agreed, to accelerate the release scheduled for January 6, 2011.

E.	The parties wish to clarify the provisions of Section 2(b) of the Agreement.

F.
Aruze has requested that EW and SAW consent to the Transfer by Aruze of an additional 1,000,000 shares such that Aruze shall have the right to Transfer a number of shares equal to those released and/or Transferred by EW and SAW (other than those shares released and to be released by EW pursuant to Section 11).

G.	The parties have each agreed to the amendments described above.

Now therefore, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein shall have the meanings set forth in the Agreement.

2.
Section 11 Release.  The parties agree that the shares scheduled to be released to EW on January 6, 2011, pursuant to Section 11 shall be released as of the date of the full execution of this Waiver and Consent.  The parties have agreed that 61,956 shares shall be the EW Released Shares (with a valuation date of December 6, 2010, and a deduction for the number of shares gifted to CIS in April 2010), and SAW has further agreed to waive his right of first refusal with respect these EW Released Shares only.  All further releases pursuant to Section 11, are specifically subject to such right of first refusal.

3.
Section 2(b).  The parties agree that the first sentence of Section 2(b) is hereby replaced with the following:  “Other than as expressly set forth in Section 11 and the last sentence of this Section 2(b), none of EW, SAW or Aruze (nor any of their respective Permitted Transferees) shall Transfer, or permit any of their respective Affiliates to Transfer, any Shares Beneficially Owned by such Person other than to a Permitted Transferee without the prior written consent of each of the others.

4.
Consent.  Each of SW and EW consents to the Transfer by Aruze of up to 1,000,000 shares of common stock of WRL currently subject to the Agreement and each confirms that such shares of common stock of WRL shall be released from all terms and restrictions set forth in the Agreement upon a Transfer.  It is understood and agreed that until any such Transfer, the shares shall remain subject to all terms and restrictions set forth in the Agreement.

           In witness whereof, the parties have set their hand to this Agreement on the day and year first written above.

Aruze USA, Inc.

By: /s/ Kazuo Okada
Name: Kazuo Okada, President

/s/ Stephen A. Wynn	/s/ Elaine P. Wynn
Stephen A. Wynn	Elaine P. Wynn